Exhibit 99.1

Barnes & Noble Education Reports Third Quarter Fiscal Year 2024 Financial Results

Retail Segment Gross Comparable Store Sales Increased 8.8%

First Day® Complete Revenue Increased to $110 Million from $67 Million

Consolidated GAAP Net Loss from Continuing Operations Improved to $(9.9) Million from $(22.1) Million

Consolidated Adjusted EBITDA (Non-GAAP) from Continuing Operations Increased to $20.3 Million from $5.2 Million

Executes Bank Amendment and Continues Discussions to Strengthen Liquidity and Financial Position

March 12, 2024, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the third quarter ended on January 27, 2024.

Financial Results for the Third Quarter Fiscal Year 2024:
•Consolidated third quarter GAAP sales of $456.7 million increased by $18.6 million, compared to $438.1 million in the prior year period. The third quarter sales increase is due to higher course material sales, primarily through the Company’s BNC First Day programs.
•Consolidated third quarter GAAP gross profit of $100.0 million increased by $3.0 million, compared to $97.0 million in the prior year period.
•Consolidated third quarter selling and administrative expenses of $79.8 million decreased by $12.1 million, compared to the prior year period.
•Consolidated third quarter GAAP net loss from continuing operations of $(9.9) million improved by $12.2 million, compared to a net loss from continuing operations of $(22.1) million in the prior year period. The decrease in third quarter GAAP net loss from continuing operations was due to a $3.0 million increase in gross profit and a $12.1 million decrease in selling and administrative expenses, partially offset by a $3.7 million increase in interest expense.
•Consolidated third quarter non-GAAP Adjusted Earnings from Continuing Operations of $(0.7) million increased by $11.3 million, compared to $(12.0) million in the prior year period.
•Consolidated third quarter non-GAAP Adjusted EBITDA from Continuing Operations of $20.3 million increased by $15.1 million, compared to $5.2 million in the prior year period.
Operational Highlights for the Third Quarter Fiscal Year 2024:
•BNC First Day total revenue increased by $63 million to $184 million, compared to $121 million during the prior year period.
•First Day® Complete revenue grew by $43 million to $110 million, compared to $67 million in the prior year period.
•160 campus stores are utilizing First Day® Complete in the Spring of 2024 representing enrollment of approximately 805,000 undergraduate and post graduate students*, an increase of approximately 39% compared to Spring of 2023.

•Total Retail segment gross comparable store sales increased by $38.1 million, or 8.8%, comprised of a 14.1% increase in course material gross comparable store sales, offset by a 4.6% decrease in general merchandise gross comparable store sales. For comparable store sales reporting purposes, logo general merchandise sales fulfilled by Lids and Fanatics are included on a gross basis.
•Ended the quarter with 1,272 physical and virtual stores, a net decrease of 116 stores, as compared to the prior year period, as the Company continues its focus on winding down under-performing, less profitable stores and satellite locations.

*As reported by National Center for Education Statistics (NCES)
Third Quarter 2024 and Year to Date Results
The Company has two reportable segments: Retail and Wholesale. Additionally, unallocated shared-service costs, which include various corporate level expenses and other governance functions, are not allocated to a specific reporting segment and are presented as “Corporate Services.” All material intercompany accounts and transactions have been eliminated in consolidation.
Our business is highly seasonal. For example, our retail business is seasonal, particularly with respect to textbook sales and rentals, with the major portion of sales and operating profit realized during the second and third fiscal quarters when college students generally purchase and rent textbooks for the upcoming semesters and lowest in the first and fourth fiscal quarters. Our quarterly results also may fluctuate depending on the timing of the start of the various schools’ semesters, the revenue impact of accounting principles with respect to the recognition of revenue associated with our equitable and inclusive access programs, the ability to secure inventory on a timely basis, as well as shifts in our fiscal calendar dates. These shifts in timing may affect the comparability of our results across periods. Additionally, as the concentration of digital product sales increases, revenue will be recognized earlier during the academic term as digital textbook revenue is recognized when the customer accesses the digital content compared to: (i) the rental of physical textbook where revenue is recognized over the rental period, and (ii) a la carte courseware sales where revenue is recognized when the customer takes physical possession of our products, which occurs either at the point of sale for products purchased at physical locations or upon receipt of our products by our customers for products ordered through our websites and virtual bookstores.
Results for the 13 and 39 weeks of fiscal 2024 and fiscal 2023 are as follows:

$ in millions	Selected Data (unaudited)
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Q3 2024	Q3 2023	Fiscal 2024	Fiscal 2023
Total Sales	$456.7	$438.1	$1,331.2	$1,301.4
Net Loss	$(9.9)	$(22.1)	$(35.0)	$(48.3)

Non-GAAP- Continuing Operations(1)
Adjusted EBITDA	$20.3	$5.2	$43.7	$10.0
Adjusted Earnings	$(0.7)	$(12.0)	$(16.9)	$(37.5)

Additional Information
Retail Gross Comparable Store Sales Variances (2)	$38.1	$23.9	$76.3	$45.5
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.
(2) Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from permanently closed stores for all periods presented. For Retail Gross Comparable Store Sales, sales for logo general merchandise fulfilled by Lids, Fanatics and digital agency sales are included on a gross basis in Retail Gross Comparable Store Sales compared to a net basis as commission revenue in our condensed consolidated financial statements.

Retail Segment Results
Third quarter Retail sales increased by $18.2 million, to $439.4 million, compared to $421.2 million in the prior year period. Retail Gross Comparable Store Sales increased 8.8% for the quarter. Gross comparable course material sales increased 14.1% and gross comparable general merchandise decreased 4.6%. The increase in gross comparable course material product sales was due to growth from the Company’s BNC First Day models, which increased by $63 million, to $184 million, compared to $121 million in the prior year period.

Third quarter Retail gross profit increased by $0.3 million to $89.2 million, compared to $88.9 million in the prior year period. Retail gross margin as a percentage of sales was 20.3% compared to 21.1% in the prior year period.

Retail Product and other gross margin as a percentage of sales was flat primarily from increased sales of $63.3 million from First Day Complete course material sales, and lower contract costs as a percentage of sales related to our college and university contracts as a result of the shift to digital and First Day models and lower performing school contracts not renewed, were partially offset by lower margin rates for course materials due to higher markdowns, including markdowns related to closed stores, and lower general merchandise sales, primarily from closed stores, a lower average commission rate and an unfavorable sales mix due to the shift to digital course materials.

Retail Rental gross margin as a percentage of sales decreased to 42.1% from 47.6% in the prior year period driven primarily by lower rental margin rates, higher markdowns and unfavorable rental mix, partially offset by lower contract costs as a percentage of sales related to our college and university contracts as a result of the shift to digital and First Day models and lower performing school contracts not renewed.
Third quarter Retail selling and administrative expenses decreased by $11.4 million, to $71.4 million from $82.8 million in the prior year period. This decrease was primarily due to cost savings initiatives comprised of a $7.9 million decrease in comparable store payroll expense, new/closed store payroll expense and related operating costs, and a $3.4 million decrease in corporate payroll expense, infrastructure and product development costs.
Third quarter Retail non-GAAP Adjusted EBITDA was $17.9 million, compared to $6.2 million in the prior year period. Non-GAAP Adjusted EBITDA increased by $11.7 million primarily due to lower selling and administrative expenses.
Wholesale Segment Results (Before Intercompany Eliminations)
Wholesale third quarter sales decreased by $1.8 million, to $37.2 million from $39.0 million in the prior year period. The decrease is primarily due to lower gross sales of $4.5 million, partially offset by lower returns and allowances of $2.7 million compared to the prior year period.
Wholesale third quarter gross profit was $8.0 million, or 21.5% of sales, compared to $6.7 million, or 17.1% of sales, in the third quarter of 2023. The gross margin rate increased in the third quarter of 2024 primarily due to lower returns and allowances and lower warehouse costs, partially offset by higher markdowns.
Third quarter Wholesale selling and administrative expenses decreased by $0.3 million, to $3.3 million compared to $3.6 million in the prior year period. The decrease was primarily due to cost savings initiatives comprised of lower payroll expense of $0.4 million, partially offset by higher operating expenses of $0.1 million.
Wholesale non-GAAP Adjusted EBITDA for the quarter increased by $1.6 million, to $4.7 million from $3.1 million in the prior year. The increase in Wholesale non-GAAP Adjusted EBITDA is due to the higher gross margin and lower selling and administrative expenses in the third quarter of 2024.
Cash Flow, Balance Sheet and Refinancing Discussions
Cash flows used in operating activities from continuing operations during the 39 weeks ended January 27, 2024 were $(83.2) million compared to $(21.2) million during the 39 weeks ended January 28, 2023. This increase in cash flows used in operating activities from continuing operations of $62.0 million was primarily due to changes in working capital, including higher accounts receivables of $81.7 million and higher inventory levels of $88.2 million primarily related to our increased adoption of our BNC First Day equitable and inclusive access sales; higher payments for interest expense of $6.2 million; offset by higher payables of $78.0 million due to delayed payments to vendors for inventory purchases and expenses, as a result of borrowing capacity limitations under our credit facility.
Given the growth of our BNC First Day programs, the timing of cash collection from our school partners may shift to periods subsequent to when the revenue is recognized. When a school adopts our BNC First Day equitable and inclusive access offerings, cash collection from the school generally occurs after the institution's drop/add dates, which is later in the working capital cycle, particularly in our third quarter given the timing of the Spring Term and our quarterly reporting period, as compared to direct-to-student point-of-sale transactions where cash is generally collected during the point-of-sale transaction or within a few days from the credit card processor. As a higher percentage of our sales shift to BNC First Day equitable and inclusive access offerings, we are focused on efforts to better align the timing of our cash outflows to course material vendors with cash inflows collected from schools.

As of January 27, 2024, the Company’s cash and cash equivalents were $8.1 million and total outstanding debt was $254.3 million, as compared to cash and cash equivalents of $9.4 million and total outstanding debt of $283.9 million in the prior year period.

The Company is engaged in advanced and ongoing discussions with third parties to evaluate a range of options to strengthen its liquidity and financial position. The potential options under consideration include among other things, a refinancing, in whole or in part, of the Company’s obligations under the Credit Agreements, as well as a potential equity offering, which would likely be conducted at a substantial discount to the current market price of the Company’s common stock. There can be no assurance that any refinancing, equity offering, or other transaction will occur or, if any transaction occurs, that it will ultimately be consummated, or that the Company’s effort to strengthen its liquidity and financial position will be achieved.

On March 12, 2024, the Company entered into an amendment to its credit agreement to amend certain financial covenants. For more details on the amendment, please refer to the Company's Quarterly Report on Form 10-Q filed with the SEC on March 12, 2024.

Fiscal Year 2024 Outlook
The Company is maintaining its fiscal year 2024 guidance of approximately $40 million of consolidated non-GAAP Adjusted EBITDA from Continuing Operations.

Conference Call
The Company will not host an earnings conference call due to the advanced and ongoing discussions with third parties to evaluate a range of options to strengthen its liquidity and financial position.

EXPLANATORY NOTE

On May 31, 2023, we completed the sale of these assets related to our DSS Segment. The results of operations related to the DSS Segment are included in the condensed consolidated statements of operations as "Loss from discontinued operations, net of tax." The cash flows of the DSS Segment are also presented separately in our condensed consolidated statements of cash flows.
We have two reportable segments: Retail and Wholesale as follows:
•The Retail Segment operates 1,272 college, university, and K-12 school bookstores, comprised of 717 physical bookstores and 555 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce websites which we operate independently or along with our merchant service providers, and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment offers our BNC First Day® equitable and inclusive access programs, consisting of First Day Complete and First Day, which provide faculty required course materials on or before the first day of class at a discounted rate, as compared to the total retail price for the same course materials if purchased separately. The BNC First Day discounted price is offered as a course fee or included in tuition. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 2,900 physical bookstores (including our Retail Segment's 717 physical bookstores) and sources and distributes new and used textbooks to our 555 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 325 college bookstores.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Sales:
Product sales and other	$415,375	$393,745	$1,237,723	$1,204,806
Rental income	41,298	44,309	93,490	96,555
Total sales	456,673	438,054	1,331,213	1,301,361
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales	332,728	317,833	991,695	957,788
Rental cost of sales	23,909	23,210	52,606	52,416
Total cost of sales	356,637	341,043	1,044,301	1,010,204
Gross profit	100,036	97,011	286,912	291,157
Selling and administrative expenses	79,756	91,841	243,193	281,136
Depreciation and amortization expense	10,148	10,112	30,576	31,264
Impairment loss (non-cash) (a)	5,798	6,008	5,798	6,008
Restructuring and other charges (a)	3,413	4,127	12,320	4,762
Operating income (loss)	921	(15,077)	(4,975)	(32,013)
Interest expense, net (b)	10,620	6,918	29,538	15,672
Loss from continuing operations before income taxes	(9,699)	(21,995)	(34,513)	(47,685)
Income tax expense	229	139	532	603
Loss from continuing operations	$(9,928)	$(22,134)	$(35,045)	$(48,288)
Income (loss) from discontinued operations, net of tax of $0, $128, $20, and $297, respectively	$289	$(2,915)	$(802)	$(7,324)
Net Loss	$(9,639)	$(25,049)	$(35,847)	$(55,612)

Loss per share of common stock:
Basic and Diluted:
Continuing operations	$(0.19)	$(0.42)	$(0.66)	$(0.92)
Discontinued operations	$0.01	$(0.06)	$(0.02)	$(0.14)
Total Basic and Diluted Earnings per share	$(0.18)	$(0.48)	$(0.68)	$(1.06)
Weighted average common shares outstanding - Basic and Diluted	53,153	52,602	52,862	52,404

(a) For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

(b) The increase in interest expense is primarily due to higher borrowings, higher interest rates and increased amortization of deferred financing costs.

	13 weeks ended		39 weeks ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Percentage of sales:
Sales:
Product sales and other	91.0%	89.9%	93.0%	92.6%
Rental income	9.0%	10.1%	7.0%	7.4%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (a)	80.1%	80.7%	80.1%	79.5%
Rental cost of sales (a)	57.9%	52.4%	56.3%	54.3%
Total cost of sales	78.1%	77.9%	78.4%	77.6%
Gross profit	21.9%	22.1%	21.6%	22.4%
Selling and administrative expenses	17.5%	21.0%	18.3%	21.6%
Depreciation and amortization expense	2.2%	2.3%	2.3%	2.4%
Impairment loss (non-cash)	1.3%	1.4%	0.4%	0.5%
Restructuring and other charges	0.7%	0.9%	0.9%	0.4%
Operating income (loss)	0.2%	(3.5)%	(0.3)%	(2.5)%
Interest expense, net	2.3%	1.6%	2.2%	1.2%
Loss from continuing operations before income taxes	(2.1)%	(5.1)%	(2.5)%	(3.7)%
Income tax expense	0.1%	—%	—%	—%
Loss from continuing operations	(2.2)%	(5.1)%	(2.5)%	(3.7)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	January 27, 2024	January 28, 2023
ASSETS
Current assets:
Cash and cash equivalents	$8,123	$9,423
Receivables, net	315,126	276,924
Merchandise inventories, net	341,544	408,924
Textbook rental inventories	44,521	35,468
Prepaid expenses and other current assets	54,337	53,316
Assets held for sale, current	—	29,619
Total current assets	763,651	813,674
Property and equipment, net	57,273	72,075
Operating lease right-of-use assets	220,238	259,470
Intangible assets, net	97,947	114,269
Other noncurrent assets	12,488	19,875
Total assets	$1,151,597	$1,279,363
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$343,100	$355,200
Accrued liabilities	156,874	132,943
Current operating lease liabilities	125,545	116,051
Short-term borrowings	224,067	—
Liabilities held for sale	—	5,384
Total current liabilities	849,586	609,578
Long-term deferred taxes, net	2,010	1,601
Long-term operating lease liabilities	155,226	188,466
Other long-term liabilities	17,451	19,375
Long-term borrowings	30,191	283,857
Total liabilities	1,054,464	1,102,877
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 55,840 and 55,140 shares, respectively; outstanding, 53,156 and 52,604 shares, respectively	558	551
Additional paid-in-capital	748,330	745,417
Accumulated deficit	(629,203)	(547,106)
Treasury stock, at cost	(22,552)	(22,376)
Total stockholders' equity	97,133	176,486
Total liabilities and stockholders' equity	$1,151,597	$1,279,363

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow  (Unaudited)
(In thousands, except per share data)

	39 weeks ended
	January 27, 2024	January 28, 2023
Cash flows from operating activities:
Net loss	$(35,847)	$(55,612)
Less: Loss from discontinued operations, net of tax	(802)	(7,324)
Loss from continuing operations	(35,045)	(48,288)
Adjustments to reconcile net loss from continuing operations to net cash flows from operating activities from continuing operations:
Depreciation and amortization expense	30,576	31,264
Content amortization expense	—	26
Amortization of deferred financing costs	8,380	2,058
Impairment loss (non-cash) (a)	5,798	6,008
Deferred taxes	171	171
Stock-based compensation expense	2,568	4,275
Non-cash interest expense (paid-in-kind)	1,750	—
Changes in operating lease right-of-use assets and liabilities	19,553	13,196
Changes in other long-term assets and liabilities, net	(2,961)	396
Changes in other operating assets and liabilities, net:
Receivables, net	(222,614)	(140,922)
Merchandise inventories	(18,565)	(115,070)
Textbook rental inventories	(14,172)	(5,856)
Prepaid expenses and other current assets	2,436	14,637
Accounts payable and accrued liabilities	138,904	216,857
Changes in other operating assets and liabilities, net	(114,011)	(30,354)
Net cash flows used in operating activities from continuing operations (a)	(83,221)	(21,248)
Net cash flows used in operating activities from discontinued operations	(3,650)	(1,349)
Net cash flow used in operating activities	$(86,871)	$(22,597)
Cash flows from investing activities:
Purchases of property and equipment	$(11,459)	$(21,700)
Changes in other noncurrent assets and other	78	572
Net cash flows used in investing activities from continuing operations	(11,381)	(21,128)
Net cash flows provided by (used in) investing activities from discontinued operations	21,395	(5,198)
Net cash flow provided by (used in) investing activities	$10,014	$(26,326)
Cash flows from financing activities:
Proceeds from borrowings	$454,459	$512,000
Repayments of borrowings	(384,545)	(452,100)
Payment of deferred financing costs	(9,845)	(2,614)
Purchase of treasury shares	(176)	(864)
Net cash flows provided by financing activities from continuing operations	59,893	56,422
Net cash flows provided by financing activities from discontinued operations	—	—
Net cash flows provided by financing activities	$59,893	$56,422

Net (decrease) increase in cash, cash equivalents and restricted cash	$(16,964)	$7,499
Cash, cash equivalents and restricted cash at beginning of period	31,988	21,036
Cash, cash equivalents, and restricted cash at end of period	15,024	28,535
Less: Cash, cash equivalents, and restricted cash of discontinued operations at end of period	—	(802)
Cash, cash equivalents, and restricted cash of continuing operations at end of period	$15,024	$27,733

(a)    The increase in Net cash flows used in operating activities from continuing operations is due to higher accounts receivables and higher inventory levels primarily related to our increased adoption of our BNC First Day equitable and inclusive access sales; and higher payables due to delayed payments to vendors for inventory purchases and expenses, as a result of borrowing capacity limitations under our credit facility.
Given the growth of our BNC First Day programs, the timing of cash collection from our school partners may shift to periods subsequent to when the revenue is recognized. When a school adopts our BNC First Day equitable and inclusive access offerings, cash collection from the school generally occurs after the institution's drop/add dates, which is later in the working capital cycle, particularly in our third quarter given the timing of the Spring Term and our quarterly reporting period, as compared to direct-to-student point-of-sale transactions where cash is generally collected during the point-of-sale transaction or within a few days from the credit card processor. As a higher percentage of our sales shift to BNC First Day equitable and inclusive access offerings, we are focused on efforts to better align the timing of our cash outflows to course material vendors with cash inflows collected from schools.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Debt and Interest Expense Information (Unaudited)
(In thousands)

Debt

		As of
	Maturity Date	January 27, 2024	January 28, 2023
Credit Facility	December 28, 2024	$224,067	$255,600
Term Loan	April 7, 2025	31,750	30,000
sub-total		255,817	285,600
Less: Deferred financing costs, Term Loan		(1,559)	(1,743)
Total debt		$254,258	$283,857
Balance Sheet classification:
Short-term borrowings		$224,067	$—
Long-term borrowings		30,191	283,857
Total debt		$254,258	$283,857

Interest Expense

	13 weeks ended		39 weeks ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Interest Incurred
Credit Facility	$5,747	$5,215	$18,286	$11,910
Term Loan	907	853	3,074	2,213
Total Interest Incurred	$6,654	$6,068	$21,360	$14,123
Amortization of Deferred Financing Costs
Credit Facility	$3,662	$396	$7,456	$1,187
Term Loan	312	462	924	871
Total Amortization of Deferred Financing Costs	$3,974	$858	$8,380	$2,058
Interest Income, net of expense	$(8)	$(8)	$(202)	$(509)
Total Interest Expense	$10,620	$6,918	$29,538	$15,672

Cash interest paid during the 39 weeks ended January 27, 2024 and January 28, 2023 was $19.6 million and $13.4 million, respectively.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information - Continuing Operations (In thousands, except percentages) (Unaudited)

Segment Information (a) - Continuing Operations	13 weeks ended		39 weeks ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Sales:
Retail (b)	$439,446	$421,259	$1,284,242	$1,256,376
Wholesale	37,167	38,958	96,931	97,161
Eliminations	(19,940)	(22,163)	(49,960)	(52,176)
Total Sales	$456,673	$438,054	$1,331,213	$1,301,361

Gross Profit
Retail (c)	$89,243	$88,926	$265,063	$272,447
Wholesale	7,996	6,668	19,880	19,022
Eliminations	2,797	1,417	1,969	(286)
Total Gross Profit	$100,036	$97,011	$286,912	$291,183

Selling and Administrative Expenses
Retail	$71,393	$82,753	$217,748	$251,843
Wholesale	3,271	3,563	10,151	11,561
Corporate Services	5,092	5,572	15,297	17,861
Eliminations	—	(47)	(3)	(129)
Total Selling and Administrative Expenses	$79,756	$91,841	$243,193	$281,136

Segment Adjusted EBITDA (Non-GAAP) (d)
Retail	$17,850	$6,173	$47,315	$20,604
Wholesale	4,725	3,105	9,729	7,461
Corporate Services	(5,092)	(5,572)	(15,297)	(17,861)
Eliminations	2,797	1,464	1,972	(157)
Total Segment Adjusted EBITDA (Non-GAAP)	$20,280	$5,170	$43,719	$10,047

Percentage of Segment Sales
Gross Profit
Retail (c)	20.3%	21.1%	20.6%	21.7%
Wholesale	21.5%	17.1%	20.5%	19.6%
Eliminations	(14.0)%	(6.4)%	(3.9)%	0.5%
Total Gross Profit	21.9%	22.1%	21.6%	22.4%

Selling and Administrative Expenses
Retail	16.2%	19.6%	17.0%	20.0%
Wholesale	8.8%	9.1%	10.5%	11.9%
Total Selling and Administrative Expenses	17.5%	21.0%	18.3%	21.6%

(a)    See Explanatory Note in this Press Release for Segment descriptions.
(b)    Logo general merchandise sales for the Retail Segment are recognized on a net basis as commission revenue in the condensed consolidated financial statements. For Retail Gross Comparable Store Sales details, see the Sales Information disclosure of this Press Release.
(c)    For the 39 weeks ended January 27, 2024 and January 28, 2023, the Retail Segment gross margin excludes $0 and $26 respectively, of amortization expense (non-cash) related to content development costs.
(d)    For additional information, including a reconciliation to the most comparable financial measures presented in accordance with GAAP, see "Non-GAAP Information" and "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information - Discontinued Operations (Unaudited)
(In thousands, except percentages)

During the fourth quarter of fiscal 2023, assets related to our Digital Student Solutions ("DSS") Segment met the criteria for classification as Assets Held for Sale and Discontinued Operations and is no longer a reportable segment. Certain assets and liabilities associated with the DSS Segment are presented in our condensed consolidated balance sheets as "Assets Held for Sale" and "Liabilities Held for Sale". The results of operations related to the DSS Segment are included in the condensed consolidated statements of operations as "Loss from discontinued operations, net of tax." The cash flows of the DSS Segment are also presented separately in our condensed consolidated statements of cash flows.
On May 31, 2023, we completed the sale of these assets related to our DSS Segment for cash proceeds of $20,000, net of certain transaction fees, severance costs, escrow, and other considerations. During the 39 weeks ended January 27, 2024, we recorded a Gain on Sale of Business of $3,545 in Loss from Discontinued Operations, Net, related to the sale. Net cash proceeds from the sale were used for debt repayment and to provide additional funds for working capital needs under our Credit Facility. The following table summarizes the operating results of the discontinued operations for the periods indicated:

Segment Information - Discontinued Operations	13 weeks ended		39 weeks ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Total sales	$—	$9,010	$2,784	$26,659
Cost of sales (a)	—	1,811	76	5,283
Gross profit (a)	—	7,199	2,708	21,376
Selling and administrative expenses	177	7,632	3,101	23,909
Depreciation and amortization	—	506	3	2,646
Gain on sale of business	(477)	—	(3,545)	—
Impairment loss (non-cash) (b)	—	—	610	—
Restructuring costs (c)	11	1,848	3,308	1,848
Transaction costs	—	—	13	—
Operating income (loss)	289	(2,787)	(782)	(7,027)
Income tax expense	—	128	20	297
Income (loss) from discontinued operations, net of tax	$289	$(2,915)	$(802)	$(7,324)

	13 weeks ended		39 weeks ended
Adjusted EBITDA (non-GAAP) - Discontinued Operations	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Income (loss) from discontinued operations	$289	$(2,915)	$(802)	$(7,324)
Add:
Depreciation and amortization expense	—	506	3	2,646
Income tax expense	—	128	20	297
Content amortization (non-cash)	—	1,686	—	4,855
Gain on sale of business	(477)	—	(3,545)	—
Impairment loss (non-cash) (b)	—	—	610	—
Restructuring costs (c)	11	1,848	3,308	1,848
Transaction costs	—	—	13	—
Adjusted EBITDA (Non-GAAP) - Discontinued Operations	$(177)	$1,253	$(393)	$2,322
(a) Cost of sales and Gross margin for the DSS Segment includes amortization expense (non-cash) related to content development costs of $0 for both the 13 and 39 weeks ended January 27, 2024 and $1,686 and $4,855 for the 13 and 39 weeks ended January 28, 2023, respectively.
(b)    During the 39 weeks ended January 27, 2024, we recognized an impairment loss (non-cash) of $610 (both pre-tax and after-tax), comprised of $119 and $491 of property and equipment and operating lease right-of-use assets, respectively, on the condensed consolidated statement of operations as part of discontinued operations.
(c)    During the 39 weeks ended January 27, 2024, we recognized restructuring and other charges of $3,308 comprised of severance and other employee termination costs.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 39 week periods are as follows:

Dollars in millions	13 weeks ended	39 weeks ended
	January 27, 2024	January 27, 2024
Retail Sales (a)
New stores (b)	$10.1	$31.0
Closed stores (b)	(25.0)	(62.0)
Comparable stores (a)	37.3	61.9
Textbook rental deferral	(4.4)	(4.1)
Service revenue (c)	0.7	0.3
Other (d)	(0.5)	0.8
Retail Sales subtotal:	$18.2	$27.9
Wholesale Sales:	$(1.8)	$(0.2)
Eliminations (e)	$2.2	$2.2
Total sales variance	$18.6	$29.9

(a)    Logo general merchandise sales for the Retail Segment are recognized on a net basis as commission revenue in the condensed consolidated financial statements. For Retail Gross Comparable Store Sales details, see below.
(b)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended						39 weeks ended
	January 27, 2024			January 28, 2023			January 27, 2024			January 28, 2023
Number of Stores:	Physical	Virtual	Total	Physical	Virtual	Total	Physical	Virtual	Total	Physical	Virtual	Total
Beginning of period	717	554	1,271	793	606	1,399	774	592	1,366	805	622	1,427
Stores opened	6	4	10	—	4	4	19	22	41	34	28	62
Stores closed	6	3	9	8	7	15	76	59	135	54	47	101
End of period	717	555	1,272	785	603	1,388	717	555	1,272	785	603	1,388

(c)    Service revenue includes brand partnership marketing, shipping and handling, and revenue from other programs.
(d)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(e)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Retail Gross Comparable Store Sales

Retail Gross Comparable Store Sales variances by category for the 13 and 39 week periods are as follows:

Dollars in millions	13 weeks ended				39 weeks ended
	January 27, 2024		January 28, 2023		January 27, 2024		January 28, 2023
Textbooks (Course Materials)	$43.8	14.1%	$21.3	7.4%	$78.3	8.8%	$2.9	0.3%
General Merchandise	(5.7)	(4.6)%	2.6	2.3%	(2.0)	(0.4)%	42.6	11.3%
Total Retail Gross Comparable Store Sales	$38.1	8.8%	$23.9	5.9%	$76.3	5.7%	$45.5	3.6%

To supplement the Total Sales table presented above, the Company uses Retail Gross Comparable Store Sales as a key performance indicator. Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from permanently closed stores for all periods presented. For Retail Gross Comparable Store Sales, sales for logo general merchandise fulfilled by Lids, Fanatics and digital agency sales are included on a gross basis in Retail Gross Comparable Store Sales compared to a net basis as commission revenue in our condensed consolidated financial statements.
We believe the current Retail Gross Comparable Store Sales calculation method reflects management’s view that such comparable store sales are an important measure of the growth in sales when evaluating how established stores have performed over time. We present this metric as additional useful information about the Company’s operational and financial performance and to allow greater transparency with respect to important metrics used by management for operating and financial decision-making. Retail Gross Comparable Store Sales are also referred to as "same-store" sales by others within the retail industry and the method of calculating comparable store sales varies across the retail industry. As a result, our calculation of comparable store sales is not necessarily comparable to similarly titled measures reported by other companies and is intended only as supplemental information and is not a substitute for net sales presented in accordance with GAAP.
BNC First Day Sales
The following table summarizes our BNC First Day sales for the 13 and 39 weeks ended January 27, 2024 and January 28, 2023:

Dollars in millions	13 weeks ended				39 weeks ended
	January 27, 2024	January 28, 2023	Var $	Var %	January 27, 2024	January 28, 2023	Var $	Var %
First Day Complete Sales	$109.5	$66.9	$42.6	64%	$271.5	$173.4	$98.1	57%
First Day Sales	74.5	53.8	$20.7	38%	173.6	135.7	$37.9	28%
Total BNC First Day Sales	$184.0	$120.7	$63.3	52%	$445.1	$309.1	$136.0	44%

First Day Complete					Spring 2023	Spring 2022	Var #	Var %
Number of campus stores					160	116	44	38%
Estimated enrollment (a)					805,000	580,000	225,000	39%

(a) Total undergraduate and graduate student enrollment as reported by National Center for Education Statistics (NCES)

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Non-GAAP Information (a)
(In thousands) (Unaudited)

Consolidated Adjusted Earnings (non-GAAP) (a) - Continuing Operations	13 weeks ended		39 weeks ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Net loss from continuing operations	$(9,928)	$(22,134)	$(35,045)	$(48,288)
Reconciling items (below)	9,211	10,135	18,118	10,796
Adjusted Earnings (non-GAAP)	$(717)	$(11,999)	$(16,927)	$(37,492)

Reconciling items
Impairment loss (non-cash) (b)	$5,798	$6,008	$5,798	$6,008
Content amortization (non-cash) (c)	—	—	—	26
Restructuring and other charges (d)	3,413	4,127	12,320	4,762
Reconciling items (e)	$9,211	$10,135	$18,118	$10,796

Consolidated Adjusted EBITDA (non-GAAP) (a)	13 weeks ended		39 weeks ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Net loss from continuing operations	(9,928)	(22,134)	(35,045)	(48,288)
Add:
Depreciation and amortization expense	10,148	10,112	30,576	31,264
Interest expense, net	10,620	6,918	29,538	15,672
Income tax expense	229	139	532	603
Impairment loss (non-cash) (b)	5,798	6,008	5,798	6,008
Content amortization (non-cash) (c)	—	—	—	26
Restructuring and other charges (d)	3,413	4,127	12,320	4,762
Adjusted EBITDA (Non-GAAP) - Continuing Operations	$20,280	$5,170	$43,719	$10,047
Adjusted EBITDA (Non-GAAP) - Discontinued Operations	$(177)	$1,253	$(393)	$2,322
Adjusted EBITDA (Non-GAAP) - Total	$20,103	$6,423	$43,326	$12,369

Adjusted EBITDA by Segment (non-GAAP) (a) - Continuing Operations
The following is Adjusted EBITDA by Segment for Continuing Operations for the 13 and 39 week periods:

	13 weeks ended January 27, 2024
	Retail	Wholesale	Corporate Services (f)	Eliminations	Total
Net income (loss) from continuing operations	$3,235	$3,404	$(19,364)	$2,797	$(9,928)
Add:
Depreciation and amortization expense	8,817	1,321	10	—	10,148
Interest expense, net	—	—	10,620	—	10,620
Income tax expense	—	—	229	—	229
Impairment loss (non-cash) (b)	5,798	—	—	—	5,798
Content amortization (non-cash) (c)	—	—	—	—	—
Restructuring and other charges (d)	—	—	3,413	—	3,413
Adjusted EBITDA (non-GAAP)	$17,850	$4,725	$(5,092)	$2,797	$20,280

	13 weeks ended January 28, 2023
	Retail	Wholesale	Corporate Services (f)	Eliminations	Total
Net (loss) income from continuing operations	$(10,036)	$817	$(14,379)	$1,464	$(22,134)
Add:
Depreciation and amortization expense	8,749	1,357	6	—	10,112
Interest expense, net	—	—	6,918	—	6,918
Income tax expense	—	—	139	—	139
Impairment loss (non-cash) (b)	6,008	—	—	—	6,008
Content amortization (non-cash) (c)	—	—	—	—	—
Restructuring and other charges (d)	1,452	931	1,744	—	4,127
Adjusted EBITDA (non-GAAP)	$6,173	$3,105	$(5,572)	$1,464	$5,170

	39 weeks ended January 27, 2024
	Retail	Wholesale	Corporate Services (f)	Eliminations	Total
Net income (loss) from continuing operations	$14,268	$5,351	$(56,636)	$1,972	$(35,045)
Add:
Depreciation and amortization expense	26,694	3,852	30	—	30,576
Interest expense, net	—	—	29,538	—	29,538
Income tax expense	—	—	532	—	532
Impairment loss (non-cash) (b)	5,798	—	—	—	5,798
Content amortization (non-cash) (c)	—	—	—	—	—
Restructuring and other charges (d)	555	526	11,239	—	12,320
Adjusted EBITDA (non-GAAP)	$47,315	$9,729	$(15,297)	$1,972	$43,719

	39 weeks ended January 28, 2023
	Retail	Wholesale	Corporate Services (f)	Eliminations	Total
Net (loss) income from continuing operations	$(14,029)	$2,454	$(36,556)	$(157)	$(48,288)
Add:
Depreciation and amortization expense	27,147	4,076	41	—	31,264
Interest expense, net	—	—	15,672	—	15,672
Income tax expense	—	—	603	—	603
Impairment loss (non-cash) (b)	6,008	—	—	—	6,008
Content amortization (non-cash) (c)	26	—	—	—	26
Restructuring and other charges (d)	1,452	931	2,379	—	4,762
Adjusted EBITDA (non-GAAP)	$20,604	$7,461	$(17,861)	$(157)	$10,047
(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    During the 13 weeks ended January 27, 2024, we evaluated certain of our store-level long-lived assets in the Retail segment for impairment. Based on the results of the impairment tests, we recognized an impairment loss (non-cash) of $5,798 (both pre-tax and after-tax) comprised of $364, $2,726, and $2,708 of property and equipment, operating lease right-of-use assets, and amortizable intangibles, respectively.
During the 13 weeks ended January 28, 2023, we evaluated certain of our store-level long-lived assets in the Retail segment for impairment. Based on the results of the impairment tests, we recognized an impairment loss (non-cash) of $6,008 (both pre-tax and after-tax) comprised of $708, $1,697, $3,599 and $4 of property and equipment, operating lease right-of-use assets, amortizable intangibles, and other noncurrent assets, respectively.
(c)    Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the condensed consolidated financial statements.
(d)    Restructuring and other charges are comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements.
(e)    There is no pro forma income effect of the non-GAAP items.
(f)    Interest expense is reflected in Corporate Services as it is primarily related to our Credit Agreement and Term Loan Agreement which fund our operating and financing needs across the organization. Income taxes are reflected in Corporate Services as we record our income tax provision on a consolidated basis.

Free Cash Flow (non-GAAP) (a) - Continuing Operations

	13 weeks ended		39 weeks ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Net cash flows used in operating activities from continuing operations (b)	$(36,061)	$(31,321)	$(83,221)	$(21,248)
Less:
Capital expenditures (c)	3,263	4,877	11,459	21,700
Cash interest paid	5,668	6,105	19,640	13,406
Cash taxes (refund) paid	(118)	1	270	(15,582)
Free Cash Flow (non-GAAP)	$(44,874)	$(42,304)	$(114,590)	$(40,772)

(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    The increase in Net cash flows used in operating activities from continuing operations is due to higher accounts receivables and higher inventory levels primarily related to our increased adoption of our BNC First Day equitable and inclusive access sales; higher payments for interest expense; and higher payables due to delayed payments to vendors for inventory purchases and expenses, as a result of borrowing capacity limitations under our credit facility.
Given the growth of our BNC First Day programs, the timing of cash collection from our school partners may shift to periods subsequent to when the revenue is recognized. When a school adopts our BNC First Day equitable and inclusive access offerings, cash collection from the school generally occurs after the institution's drop/add dates, which is later in the working capital cycle, particularly in our third quarter given the timing of the Spring Term and our quarterly reporting period, as compared to direct-to-student point-of-sale transactions where cash is generally collected during the point-of-sale transaction or within a few days from the credit card processor. As a higher percentage of our sales shift to BNC First Day equitable and inclusive access offerings, we are focused on efforts to better align the timing of our cash outflows to course material vendors with cash inflows collected from schools.
(c)    Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended		39 weeks ended
- Continuing Operations	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Physical store capital expenditures	$1,158	$1,700	$5,106	$12,248
Product and system development	1,588	2,691	5,048	7,866
Other	517	486	1,305	1,586
Total capital expenditures	$3,263	$4,877	$11,459	$21,700

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment, and Free Cash Flow

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the financial measures of Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment and Free Cash Flow, which are non-GAAP financial measures under Securities and Exchange Commission (the "SEC") regulations. We define Adjusted Earnings as net income (loss) from continuing operations adjusted for certain reconciling items that are subtracted from or added to net income (loss) from continuing operations. We define Adjusted EBITDA as net income (loss) from continuing operations plus (1) depreciation and amortization; (2) interest expense and (3) income taxes, (4) as adjusted for items that are subtracted from or added to net income (loss) from continuing operations. We define Free Cash Flow as Cash Flows from Operating Activities from continuing operations less capital expenditures, cash interest and cash taxes.

The non-GAAP measures included in the Press Release have been reconciled to the most comparable financial measures presented in accordance with GAAP, attached hereto as Exhibit 99.1, as follows: the reconciliation of Adjusted Earnings to net income (loss) from continuing operations; the reconciliation of consolidated Adjusted EBITDA to consolidated net income (loss) from continuing operations; and the reconciliation of Adjusted EBITDA by Segment to net income (loss) from continuing operations by segment. All of the items included in the reconciliations are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

We review these non-GAAP financial measures as internal measures to evaluate our performance at a consolidated level and at a segment level and manage our operations. We believe that these measures are useful performance measures which are used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as they exclude certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA and Adjusted EBITDA by Segment, at a consolidated level and at a segment level, as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. Management also uses Adjusted EBITDA by Segment to determine segment capital allocations. We believe that the inclusion of Adjusted Earnings, Adjusted EBITDA, and Adjusted EBITDA by Segment results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance. We believe that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of our operating profitability and liquidity as we manage the business to maximize margin and cash flow.

The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 29, 2023 filed with the SEC on July 31, 2023, which includes consolidated financial statements for each of the three years for the period ended April 29, 2023, April 30, 2022, and May 1, 2021 (Fiscal 2023, Fiscal 2022, and Fiscal 2021, respectively) and the Company's Quarterly Report on Form 10-Q for the period ended July 29, 2023 filed with the SEC on September 6, 2023 and the Company's Quarterly Report on Form 10-Q for the period ended October 28, 2023 filed with the SEC on December 6, 2023.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Investor Contact:
Hunter Blankenbaker
Vice President
Corporate Communications & Investor Relations
908-991-2776
hblankenbaker@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: the amount of our indebtedness and ability to comply with covenants applicable to current and /or any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to continue as a going concern: our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; our ability to maintain adequate liquidity levels to support ongoing inventory purchases and related vendor payments in a timely manner; our ability to attract and retain employees; the pace of equitable access adoption in the marketplace is slower than anticipated and our ability to successfully convert the majority of our institutions to our BNC First Day® equitable and inclusive access course material models or successfully compete with third parties that provide similar equitable and inclusive access solutions; the United States Department of Education has recently proposed regulatory changes that, if adopted as proposed, could impact equitable and inclusive access models across the higher education industry; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various strategic and restructuring initiatives, may not be fully realized or may take longer than expected; dependency on strategic service provider relationships, such as with VitalSource Technologies, Inc. and the Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. D/B/A "Lids" (“Lids”) (collectively referred to herein as the “F/L Relationship”), and the potential for adverse operational and financial changes to these strategic service provider relationships, may adversely impact our business; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; the risk of changes in price or in formats of course materials by publishers, which could negatively impact revenues and margin; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping services; a decline in college enrollment or decreased funding available for students; decreased consumer demand for our products, low growth or declining sales; the general economic environment and consumer spending patterns; trends and challenges to our business and in the locations in which we have stores; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes, including the adoption of artificial intelligence technologies for educational content; risks associated with counterfeit and piracy of digital and print materials; risks associated with the potential loss of control over personal information; risks associated with the potential misappropriation of our intellectual property; disruptions to our information technology systems, infrastructure, data, supplier systems, and customer ordering and payment systems due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party service providers and our own proprietary technology; risks associated with the impact that public health crises, epidemics, and pandemics, such as the COVID-19 pandemic, have on the overall demand for BNED products and services, our operations, the operations of our suppliers, service providers, and campus partners, and the effectiveness of our response to these risks; lingering impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in applicable domestic and international laws, rules or regulations, including, without limitation, U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; changes in and enactment of applicable laws, rules or regulations or changes in enforcement practices including, without limitation, with regard to consumer data privacy rights, which may restrict or prohibit our use of consumer personal information for texts, emails, interest based online advertising, or similar marketing and sales activities; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the fiscal year ended April 29, 2023. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.